Exhibit 10.9

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

MANAGEMENT STOCK COMPENSATION PLAN

Effective as of                     , 2013

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ARTICLE IV ACCOUNTS		5

4.1	Committee to Maintain Accounts	5

4.2	Accounting Procedures	5

4.3	Ordinary Dividend Equivalents	5

ARTICLE V RIGHTS IN ACQUIRED STOCK		5

5.1	Power to Vote Stock Rests With Trustee	5

5.2	Tender Offers	5

5.3	Dividends	5

ARTICLE VI DISTRIBUTION OF ACCOUNTS		5

6.1	Time of Distribution	5

6.2	Form of Distribution	7

6.3	Beneficiary Designation	7

6.4	Distribution to Guardian	8

6.5	Withholding of Taxes	8

ARTICLE VII ACCELERATION OF DISTRIBUTION AND/OR VESTING		8

7.1	Change in Control	8

7.2	Hardship	9

ARTICLE VIII PLAN TERMINATION AND AMENDMENT		9

8.1	Termination and Amendments	9

ARTICLE IX PLAN ADMINISTRATION		9

9.1	Committee	9

9.2	Committee Powers	10

9.3	Plan Expenses	11

9.4	Reliance Upon Documents and Opinions	11

9.5	Requirement of Proof	11

9.6	Limitation on Liability	11

9.7	Indemnification	11

ARTICLE X MISCELLANEOUS PROVISIONS		12

10.1	Restrictions on Plan Interest	12

10.2	No Enlargement of Employee Rights	13

10.3	Rights of Repurchase and First Refusal for the Company	13

10.4	Mailing of Payments	13

10.5	Inability to Locate Participant or Beneficiary	13

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10.6	Governing Law	13

10.7	Illegality of Particular Provision	14

10.8	Interpretation	14

10.9	Tax Effects	14

10.10	Receipt or Release	14

10.11	Records	14

10.12	Arbitration	14

10.13	Recoupment of Awards	14

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SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

MANAGEMENT STOCK COMPENSATION PLAN

PURPOSE AND HISTORY

This Plan is an unfunded compensation arrangement established effective as of                     , 2013 by Science Applications International Corporation to make deferred awards of company stock to selected management and highly compensated Employees. This Plan is intended to comply with Code Section 409A.

All Participants and their Beneficiaries having an undistributed interest in the Leidos, Inc. Management Stock Compensation Plan (previously known as the Science Applications International Corporation Management Stock Compensation Plan) immediately prior to                     , 2013 shall, on and after                     , 2013, be entitled to benefits provided solely from this Plan, in lieu of any and all interest which they had or may have had under the Leidos, Inc. Stock Compensation Plan, and the rules governing distribution of such interests under the Leidos, Inc. Management Stock Compensation Plan shall remain in effect except to the extent amended in accordance with the terms of this Plan. Without limiting the generality of the foregoing, Beneficiary designations under the Leidos, Inc. Management Stock Compensation Plan shall continue to apply to the Accounts.

The number of Share Units credited to each Account under the Plan as of                     , 2013 shall be determined in accordance with Section 6.3 of the Employee Matters Agreement by and between SAIC, Inc. and SAIC Gemini, Inc. dated as of                     , 2013.

ARTICLE I

DEFINITIONS

Whenever the following terms are used in the Plan they shall have the meaning specified below, unless the context indicates clearly to the contrary.

1.1 Account. The bookkeeping account established for a Participant pursuant to Article IV to record the number of Share Units awarded to the Participant, to record the Participant’s Ordinary Dividend Equivalent Amounts, to record the number of Share Units credited as a result of such Ordinary Dividend Equivalent Amounts, and to record the vesting of the amounts credited to the Account.

1.2 Award. The award of Share Units to an Employee pursuant to the Plan.

1.3 Awarding Authority. The individual or group of individuals appointed by the Board to make Awards pursuant to the Plan.

1.4 Beneficiary. The person or persons properly designated by the Participant, in accordance with Section 6.3, to receive the benefits provided herein upon death of the Participant.

1.5 Board. The Board of Directors of Science Applications International Corporation, or its ultimate parent corporation, if any.

1.6 Code. The Internal Revenue Code of 1986, as amended.

1.7 Committee. The committee appointed by the Board to administer the Plan. Members of the Committee shall be eligible to receive Awards under the Plan at the discretion of the Awarding Authority.

1.8 Company. Science Applications International Corporation (or its ultimate parent corporation, if any). In addition, unless the context indicates otherwise, as used in this Plan, the term Company shall also mean and include any direct or indirect subsidiary of the Company which has been approved by the Awarding Authority for participation in this Plan by its Employees.

1.9 Company Stock. The common stock of Science Applications International Corporation, par value $0.0001 per share or any other security (including preferred stock) of the Company or the Company’s ultimate parent corporation, if any, designated as Company Stock by the Committee.

1.10 Dividend Account. The portion of a Participant’s Account maintained by the Committee to record the Participant’s Ordinary Dividend Equivalent Amounts.

1.11 Employee. A management or highly compensated employee of the Company, as determined by the Committee.

1.12 Fair Market Value.

(1) If the Company Stock is being valued in connection with a transaction (such as the crediting of Share Units to an Account or a distribution) for which the Committee determines there is a corresponding transaction by the Trust, the net price per share of Company Stock purchased or the net proceeds per share of Company Stock sold in the transaction by the Trust, in each case including all expenses of such transaction by the Trust.

(2) If paragraph (1) does not apply, (a) the closing price of the Company Stock on the New York Stock Exchange on the date for which the fair market value is determined, or, if there is no trading of the Company Stock on such date, then the closing price of the Company Stock on the New York Stock Exchange on the next preceding date on which there was trading in such shares; or (b) if the Company Stock is not listed, admitted or quoted, the Committee may designate such other source of data as it deems appropriate for determining such value for purposes of this Plan.

1.13 Ordinary Dividend. All cash dividends or other cash distributions paid by the Company on shares of Company Stock.

1.14 Ordinary Dividend Equivalent Amount. The amount of Ordinary Dividends credited by the Company to a Participant’s Account. Such amount to be equal to the per share Ordinary Dividend paid by the Company on its Company Stock multiplied by the number of Share Units credited to the Participant’s Account as of the related dividend payment record date.

1.15 Participant. An Employee designated by the Awarding Authority to receive an Award under the Plan.

1.16 Plan. The Science Applications International Corporation Management Stock Compensation Plan as set forth herein and as amended from time to time.

1.17 Separation From Service. The death, retirement or termination of the Employee’s employment with the Company. This definition of Separation From Service shall be interpreted and construed in a manner intended to comply with Code Section 409A and the published authorities thereunder.

1.18 Share Unit. The interest of a Participant in a share of Company Stock held in the Participant’s Account. A full Share Unit shall be equivalent to a full share of Company Stock, and a partial Share Unit shall be equivalent to the corresponding fraction of a share of Company Stock.

1.19 Termination of Affiliation. Any termination of employment with the Company by an Employee, as determined by the Committee, whether by reason of death, disability, voluntary resignation, layoff, discharge, or otherwise. Furthermore, if an Employee is employed by a direct or indirect subsidiary of the Company, such an Employee will have a Termination of Affiliation upon the divestiture of such subsidiary. The Committee shall have the discretion to establish rules and make determinations as to what constitutes a Termination of Affiliation including, without limitation, change of status (e.g., part-time, consulting Employee, etc.) or leave of absence. A Termination of Affiliation may occur regardless of whether an Employee has had a Separation From Service.

1.20 Trust. The Science Applications International Corporation Stock Compensation Plan Trust established by the Company to hold assets awarded to Participants under the Plan.

1.21 Trustee. Vanguard Fiduciary Trust Company or such successor trustee as shall be appointed pursuant to the Trust.

ARTICLE II

PARTICIPATION AND AWARDS

2.1 Designation by Awarding Authority. The Awarding Authority in its sole discretion shall designate those Employees who are to receive Awards under the Plan. The Awarding Authority’s designation of an Employee for a particular Award shall not require the Awarding Authority to make any further Awards to such Employee.

2.2 Awarding Authority to Make Awards. The Awarding Authority shall make Awards under the Plan by determining a number of Share Units to be credited to those Employees whom the Awarding Authority has selected for participation in the Plan and by establishing an Account in favor of such Employees in accordance with Article IV to hold such Share Units. A separate Account shall be established for each Award. Each Account shall be subject to a vesting schedule specified by the Awarding Authority. The amount, timing and vesting of each Award shall be decided in the Awarding Authority’s sole discretion, and the Awarding Authority may apply different terms to Awards made to different Employees as well as to different Awards made to the same Employee.

2.3 Awards May be Held in Trust. Contributions to the Trust with respect to Awards shall be made only if the Company, in its sole discretion, determines to make such contributions. Regardless of whether the Company makes contributions to the Trust with respect to Awards, the Participant shall be credited with a number of Share Units subject to the Award.

2.4 Vesting and Forfeiture. Each Account shall be subject to a vesting schedule, not to exceed seven (7) years, established by the Awarding Authority. Vesting shall cease upon the Participant’s Termination of Affiliation for any reason other than the death of the Participant. In the event of death of a Participant, all of the Participant’s Account(s) shall become immediately vested. The unvested portion of a Participant’s Accounts upon a Termination of Affiliation shall be immediately forfeited by the Participant, and any shares of Company Stock represented by such unvested portion shall be returned to the Company or reallocated in accordance with the Committee’s directions and the terms of the Trust. Notwithstanding anything to the contrary in the provisions of this Plan regarding distribution of Accounts, the provisions of this Section 2.4 shall govern vesting and forfeitures of Accounts. Accordingly, a Participant may have a Termination of Affiliation under this Section 2.4 (resulting in a forfeiture of the unvested portion of the Participant’s Accounts) prior to the Participant’s Separation From Service.

ARTICLE III

TRUST FUND

3.1 Trust Fund Established. The Company has established the Trust pursuant to a trust agreement under which the Trustee will hold and administer in trust all assets deposited with the Trustee in accordance with the terms of this Plan. The Board shall have the authority to select and remove the Trustee to act under the Trust agreement, and to enter into new or amended trust agreements as it deems advisable.

3.2 Company, Committee, Board, Award Authority and Trustee Not Responsible for Adequacy of Trust Fund. Neither the Company, Board, Award Authority, Committee nor Trustee shall be liable or responsible for the adequacy of funds held in the Trust to meet and discharge any or all payments and liabilities hereunder. All Plan benefits will be paid from the Trust assets or by the Company to the extent not paid from Trust assets, and neither the Board, Award Authority, Committee nor the Trustee shall have any duty or liability to pay such benefits or furnish the Trust with any funds, securities or other assets.

3.3 Invasion of Trust by Creditors. If assets of the Trust should be reduced due to action of the Company’s creditors, as provided in the Trust document, the Committee shall reduce each Account for which the Trust held assets on a pro rata basis to reflect such reduction in Trust assets, and the Company shall have no obligation to replace such lost assets.

3.4 Trust Expenses. Expenses of the Trust which are not paid by the Company shall be applied to reduce each Account for which the Trust holds assets on a pro rata basis.

ARTICLE IV

ACCOUNTS

4.1 Committee to Maintain Accounts. The Committee shall open and maintain a separate Account with respect to each Award made under the Plan for purposes of keeping a record of the number of Share Units credited as a result of the Award.

4.2 Accounting Procedures. The Committee shall establish and may amend from time to time accounting procedures for the purpose of making allocations, distributions, valuations and adjustments to Accounts provided for in this Article IV. A Participant or Beneficiary shall have no contractual or other right to have a particular accounting procedure or convention apply, or continue to apply, and the Committee shall be free to alter any such procedure or convention without obligation to any Participant or Beneficiary.

4.3 Ordinary Dividend Equivalents. As of any date that the Company pays an Ordinary Dividend, each Participant’s Dividend Account shall be credited with an Ordinary Dividend Equivalent Amount. Such Ordinary Dividend Equivalent Amount shall be credited to each Participant’s Account in the form of a number of Share Units (including partial Share Units) determined by dividing the Participant’s Ordinary Dividend Equivalent Amount (expressed in dollars) by the Fair Market Value of a share of Company Stock as of the crediting date. Amounts credited to a Participant’s Dividend Account shall vest (or be forfeited) in accordance with the provisions of Section 2.4.

ARTICLE V

RIGHTS IN ACQUIRED STOCK

5.1 Power to Vote Stock Rests With Trustee. The power to vote any stock held by the Trustee shall rest solely with the Trustee, who shall vote such stock in the same proportion that the other shareholders vote their shares of stock of the Company. For purposes of this Section 5.1, in determining how other shareholders voted, the Trustee shall take into account the votes of shareholders with respect to all classes of voting stock.

5.2 Tender Offers. In the case of a tender offer for the Company Stock, the Trustee shall tender the shares of Company Stock held by the Trust only if more than fifty percent (50%) of the shares of Company Stock held outside the Trust are tendered by the shareholders.

5.3 Dividends. All Ordinary Dividends on Company Stock held in Trust shall be held by the Trustee and reinvested as directed by the Committee.

ARTICLE VI

DISTRIBUTION OF ACCOUNTS

6.1 Time of Distribution. Subject to the acceleration provisions of Article VII, a Participant’s Account shall be distributed as follows:

(a) With respect to Awards granted prior to January 1, 2005 under a plan maintained by Leidos, Inc., previously known as Science Applications International Corporation, if the Participant filed an election in a manner prescribed by the Committee before the expiration of the applicable election deadline, the vested portion of the Participant’s Account shall be distributed or commence to be distributed within a reasonable period of time following the date (i) it becomes vested, or (ii) the Participant has a Separation From Service with the Company, as elected by the Participant; provided, however, that such payments shall be made no later than the last day of the calendar year in which the applicable payment date occurs or, if later, the fifteenth day of the third calendar month following the applicable payment date. The applicable election deadline was ninety (90) days following the date of the Award. If the Participant failed to make the election described in this subsection (a), the Participant’s Account with respect to Awards made before January 1, 2005 shall be distributed or commence to be distributed within a reasonable period of time following the seventh anniversary of the date of the Award contained in such Account (but no later than the last day of the calendar year in which the seventh anniversary occurs or, if later, the fifteenth day of the third calendar month following the seventh anniversary); provided, however, that if the Participant has a Separation From Service prior to such payment date, then the vested portion of the Participant’s Account shall be distributed or commence to be distributed within a reasonable period of time following the Separation From Service (but no later than the last day of the calendar year in which the Separation From Service occurs or, if later, the fifteenth day of the third calendar month following such Separation From Service). The election under this subsection (a) shall be irrevocable. In addition to executing an election, the Participant may also be required to execute an agreement with the Company, on a form prescribed by the Committee, relating to the Company’s right of repurchase of Company Stock, if any, and such other matters as the Committee shall prescribe.

(b) With respect to Awards granted on or after January 1, 2005, the vested portion of the Participant’s Account shall be distributed or commence to be distributed within a reasonable period of time following the date the Participant has a Separation From Service; provided, however, that such payments shall be made no later than the last day of the calendar year in which the Separation From Service occurs or, if later, the fifteenth day of the third calendar month following the date of the Separation From Service. For Awards made on or after January 1, 2005, a Participant may in a manner prescribed by the Committee elect between the forms of distribution specified in Section 6.2 for distributions made if the Participant’s Separation From Service occurs on or after age 59  1/2. Such election must be made before the expiration of the applicable election deadline with respect to the Award. The applicable election deadline for an Award that is entirely unvested for thirteen (13) or more months from the date of the grant of the Award shall be thirty (30) days following such grant date. The applicable election deadline for any other Award shall be the last day of the calendar year preceding the calendar year in which the Award is granted. In addition to executing an election, the Participant may also be required to execute an agreement with the Company, on a form prescribed by the Committee, relating to the Company’s right of repurchase of Company Stock, if any, and such other matters as the Committee shall prescribe.

(c) Notwithstanding the foregoing, if any stock of the Company is publicly traded on an established securities market at the time of a Participant’s Separation From Service, any distribution on account of the Separation From Service of a Participant who is a “specified employee” under Code Section 409A(a)(1)(B)(i) shall not be made before the earlier of (i) the date which is six (6) months after such Participant’s Separation From Service or (ii) the date of the Participant’s death. For any twelve (12) month period commencing April 1 and ending March 31, an Employee is a “specified employee” if the Employee was a “key employee” at any time during the calendar year ending before such April 1. A key employee is defined in Code Section 416(i) without regard to Code Section 416(i)(5).

6.2 Form of Distribution.

(a) Except as set forth in this Section 6.2, each distribution shall be made in a lump sum.

(b) For awards made on or after January 1, 2005, a Participant shall elect, for distributions made if the Participant’s Separation From Service occurs on or after age 59 1/2, to receive payment in lump sum or in installments over a 5-year period. If elected, installment payments shall be spread in approximately equal numbers of shares of Company Stock over the payout period. Except as set forth in Sections 6.2(c) and 6.2(d), a Participant’s election of form of distribution shall be irrevocable. If the Participant does not timely make an election, the payment shall be a lump sum.

(c) Both of the forms of distribution set forth in Section 6.2(b) shall be considered a single payment for purposes of Code Section 409A. Accordingly, Participants shall be allowed to make a new form of distribution election with respect to Awards described in Section 6.2(b), provided that the following requirements are satisfied.

(i) The election does not take effect until at least twelve (12) months after the date the election is made, and the election must be made at least twelve (12) months prior to the date the first payment would be made to the Participant absent the election.

(ii) The commencement date of the first payment to the Participant shall be five (5) years following the date the payment would have commenced absent the change in the Participant’s election; and

(iii) No Participant may make more than one (1) new form of distribution election.

Any attempt to change a payout election that does not satisfy these requirements shall be void.

(d) Each distribution shall be made in the form of Company Stock, except that fractional Share Units shall, as determined according to procedures established by the Committee, be distributed in kind as fractional shares or applied towards satisfying tax withholding obligations with respect to Participants’ distributions. A Participant shall have no right to request a cash distribution.

6.3 Beneficiary Designation.

(a) Upon forms provided by the Committee, each Participant shall designate in writing the Beneficiary or Beneficiaries whom such Participant desires to receive the benefits of this Plan, if any, payable in the event of such Participant’s death. A Participant may from time to time change his or her designated Beneficiary or Beneficiaries without the consent of such Beneficiary or Beneficiaries by filing a new designation in writing with the Committee. The Committee may rely upon the designation of Beneficiary or Beneficiaries last filed by the Participant in accordance with the terms of this Plan.

(b) If the designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate. If there is no personal representative of the Participant’s estate duly appointed and acting in that capacity within sixty (60) days after the Participant’s death, then all payments due under the Plan shall be payable to the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder pursuant to the laws of intestate succession or other statutory provision in effect at the Participant’s death in the state in which the Participant resided.

6.4 Distribution to Guardian. If the Committee shall find that any person to whom any payment is payable under this Plan is unable to care for his or her affairs because of illness or accident, or is a minor, a payment due (unless a prior claim therefor shall have been made by a duly appointed guardian or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any custodian, conservator or other fiduciary responsible for the management and control of such person’s financial affairs in such manner and proportions as the Committee may determine. Any such payment shall be a complete discharge of the liabilities of the Company and the Trust to the Participant or Beneficiary under this Plan.

6.5 Withholding of Taxes. To the extent any distribution is subject to withholding taxes, the Committee shall require, as a condition to the payment of such distribution, that the taxes be withheld from such distribution. With respect to amounts paid from the Trust, the Trustee shall deliver the withheld amounts to the Company which shall pay over the withheld taxes as required by law. The Committee may, but need not, allow the Participant to make payment to the Company in the form of a check for such withholding taxes, and the Committee may provide in its discretion for other methods of withholding acceptable to the Company.

ARTICLE VII

ACCELERATION OF DISTRIBUTION AND/OR VESTING

7.1 Change in Control. All Accounts shall become fully vested and shall be immediately distributed to the Participants to whom such Accounts belong, upon the occurrence of a Change in Control (as hereinafter defined) of the Company. A “Change in Control” shall be deemed to occur if any person (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than the Company, any subsidiary or employee benefit plan or trust maintained by the Company or subsidiary, during any 12-month period ending on the date of the most recent acquisition by such person, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of the Company’s stock representing thirty-five percent (35%) or more of the voting power of the Company’s then outstanding stock; provided, however, that a transaction shall not constitute a Change in Control unless it is a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A. For purposes of the foregoing, a subsidiary is any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations, other than the last corporation in such chain, owns at least fifty percent (50%) of the total voting power in one of the other corporations in such chain.

7.2 Hardship. A withdrawal under this Section 7.2 shall be permitted only if the Participant incurs an “unforeseeable emergency,” as defined below. Any such distribution shall be limited to the amount of which distribution is reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, State or local income taxes or penalties reasonably anticipated to result from the distribution). For purposes of this Section 7.2, an “unforeseeable emergency” is a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse or dependent, (ii) the loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home to the extent not otherwise covered by insurance), or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of whether a Participant has an unforeseeable emergency shall be made in accordance with the authorities published pursuant to Code Section 409A.

ARTICLE VIII

PLAN TERMINATION AND AMENDMENT

8.1 Termination and Amendments. The Plan shall continue until all amounts have been distributed in accordance with the terms of the Plan. Notwithstanding the foregoing sentence, the Company retains the right to amend or terminate the Plan for any reason, including but not limited to adverse changes in accounting rules or tax laws or the bankruptcy, receivership or dissolution of the Company. In the event of a Plan termination, benefits will be paid out when due under the terms of the Plan. To the extent feasible, the Committee shall use its best efforts to avoid adversely affecting the rights of any existing Participants in the Plan, but prior to a Change in Control, the Committee shall be under no specific duty or obligation in this regard. Following a Change in Control, no amendment or termination of the Plan shall adversely affect any benefits earned by Participants prior to the amendment or termination.

ARTICLE IX

PLAN ADMINISTRATION

9.1 Committee. The Plan shall be administered by the Committee. Subject to the provisions of the Plan and the authority granted hereunder to the Awarding Authority, the Committee shall have exclusive power to determine the manner and time of Awards and payment of benefits to the extent herein provided and to exercise any other discretionary powers granted to the Committee pursuant to the Plan. The decisions or determinations by the Committee shall be final and binding upon all parties, including shareholders, Participants, Beneficiaries and other Employees. The Committee shall have the authority to interpret the Plan, to make factual findings and determinations, to adopt and revise rules and regulations relating to the Plan and to make any other determinations which it believes necessary or advisable for the administration of the Plan. The Committee’s discretion in these matters shall be as broad and unfettered as permitted by law. Notwithstanding the foregoing, after a Change in Control, any findings, adoption or revision of rules or regulations, interpretations, decisions or determinations made by the Committee (including under Section 9.2) shall not be given any deference by a court or arbitrator, and if challenged by a Participant or Beneficiary, shall be reviewed on a de novo basis.

9.2 Committee Powers. The Committee shall have all powers necessary to supervise the administration of the Plan and control its operations. In addition to any powers and authority conferred on the Committee elsewhere in the Plan or by law, the Committee shall have, by way of illustration and not by way of limitation, the following powers and authority:

(a) To designate agents to carry out responsibilities relating to the Plan;

(b) To employ such legal, actuarial, medical, accounting, clerical and other assistance as it may deem appropriate in carrying out the provisions of this Plan;

(c) To administer, interpret, construe and apply this Plan and to decide all questions which may arise or which may be raised under this Plan by any Employee, Participant, Beneficiary or other person whomsoever, including but not limited to all questions relating to eligibility to participate in the Plan, determination of Awards and the amount of benefits to which any Participant may be entitled;

(d) To establish rules and procedures from time to time for the conduct of its business and for the administration and effectuation of its responsibilities under the Plan;

(e) To establish claims procedures, and to make forms available for filing of such claims, and to provide the name of the person or persons with whom such claims should be filed. The Committee shall establish procedures for action upon claims initially made and the communication of a decision to the claimant promptly and, in any event, not later than sixty (60) days after the date of the claim; the claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a written decision is not furnished to the claimant within such sixty (60) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (1) the specific reason or reasons for the denial, (2) specific reference to any provisions of this Plan on which denial is based, (3) description of any additional material or information necessary for the claimant to perfect his claim with an explanation of why such material or information is necessary, and (4) an explanation of the procedure for further reviewing the denial of the claim under the Plan. The Committee shall establish a procedure for review of claim denials, such review to be undertaken by the Committee. The review given after denial of any claim shall be a full and fair review with the claimant or his duly authorized representative having one hundred eighty (180) days after receipt of denial of his claim to request such review, having the right to review all pertinent documents and the right to submit issues and comments in writing. The Committee shall establish a procedure for issuance of a decision by the Committee not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of this Plan on which the decision is based; and

(f) To perform or cause to be performed such further acts as it may deem to be necessary, appropriate, or convenient in the efficient administration of the Plan.

Prior to a Change in Control, any action taken in good faith by the Committee in the exercise of authority conferred upon it by this Plan shall be conclusive and binding upon the Participants and their Beneficiaries, and all discretionary powers conferred upon the Committee shall be absolute. Following a Change in Control, the actions of the Committee and its exercise of discretionary powers shall be reviewed on a de novo basis if challenged by a Participant or Beneficiary.

9.3 Plan Expenses. Members of the Committee shall serve as such without compensation from the Plan, but may receive compensation from the Company for so serving. All Plan administration expenses shall be borne by the Company or the Trust as determined by the Committee in its sole discretion.

9.4 Reliance Upon Documents and Opinions. The members of the Committee, the Awarding Authority, the Board, and the Company shall be entitled to rely upon any tables, valuations, computations, estimates, certificates, opinions and reports furnished by any consultant, or firm or corporation which employs one or more consultants or advisors. The Committee may, but is not required to, rely upon all records of the Company with respect to any matter or thing whatsoever, and may likewise treat such records as conclusive with respect to all Employees, Participants, Beneficiaries and any other persons whomsoever, except as otherwise provided by law.

9.5 Requirement of Proof. The Committee, the Awarding Authority, the Board, or the Company may require satisfactory proof of any matter under this Plan from or with respect to any Employee, Participant or Beneficiary, and no such person shall acquire any rights or be entitled to receive any benefits under this Plan until such proof shall be furnished as so required.

9.6 Limitation on Liability. No Employee or director of the Company and no other person shall be subject to any liability by reason of or arising from his or her participation in the establishment or administration or operation of the Plan unless he or she acts fraudulently or in bad faith.

9.7 Indemnification.

(a) To the extent permitted by law, the Company shall indemnify each member of the Awarding Authority, of the Committee, and any other Employee or director of the Company who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative, or investigative, by reason of his or her conduct in the performance in connection with the establishment or administration of the Plan or any amendment or termination of the Plan.

(b) This indemnification shall apply against expenses including, without limitation, attorneys fees and any expenses of establishing a right to indemnification hereunder, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding, except in relation to matters as to which he or she has acted fraudulently or in bad faith in the performance of such duties.

(c) The termination of any proceeding by judgment, order, settlement, conviction, upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption that the person acted fraudulently or in bad faith in the performance of his or her duties.

(d) Expenses incurred in defending any such proceeding may be advanced by the Company prior to the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the recipient to repay such amount, unless it shall be determined ultimately that the recipient is entitled to be indemnified as authorized in this Section 9.7.

(e) The right of indemnification set forth in this Section 9.7 shall be in addition to any other right to which any Awarding Authority member, Committee member or other person may be entitled as a matter of law, by corporate bylaws or otherwise.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Restrictions on Plan Interest.

(a) A Participant’s interest in this Plan shall be limited to his or her Account and he or she shall have no other interest in any assets of the Company nor any right as against the Company, Awarding Authority or Committee for payment of benefits under this Plan.

(b) None of the benefits, payments, proceeds, claims or rights hereunder of any Participant or Beneficiary shall be subject to any claim of any creditor of such Participant or Beneficiary and in particular the same shall not be subject to attachment, garnishment, or other legal process by any creditor of such Participant or Beneficiary.

(c) A Participant or Beneficiary shall not have any right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.

(d) A Participant’s and Beneficiary’s interest in this Plan and the assets of the Trust are subject to the claims of the Company’s creditors as provided in the Trust. Each Participant and Beneficiary shall, however, be considered a general creditor of the Company with respect to his or her Account, so that if the Company should become insolvent, the Participant or Beneficiary will have a claim against the Company and Trust assets equal to that of the Company’s other general creditors (regardless of whether assets are removed from the Trust by a trustee in bankruptcy).

(e) Whenever a provision of this Plan restricts or limits a Participant or a Participant’s Account, benefit or distribution, such limitation shall also apply to a Beneficiary unless otherwise specified.

10.2 No Enlargement of Employee Rights.

(a) This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Employee, or to be consideration for, or an inducement to, or a condition of, the employment of any Employee.

(b) An Employee’s employment with the Company is not for any specified term and may be terminated by such Employee or by the Company at any time for any reason, with or without cause. Nothing in this Plan or in any agreement pursuant to this Plan shall confer upon any Employee or Participant any right to continue in the employ of or affiliation with the Company nor constitute any promise or commitment by the Company regarding future positions, future work assignments, future compensation or any other term or condition of employment or affiliation.

(c) No person shall have any right to any benefits under this Plan, except to the extent expressly provided herein.

(d) The Plan is not intended to nor shall it be deemed to be a Plan providing retirement income or resulting in the deferral of income by Employees for periods extending to the termination of covered employment or beyond.

10.3 Rights of Repurchase and First Refusal for the Company. Any Company Stock distributed from the Plan may be subject to a right of repurchase and right of first refusal by the Company, as well as any conditions, limitations, or restrictions contained in any applicable agreement. The terms and conditions of the right of repurchase and right of first refusal, to the extent applicable, shall be in addition to those applied to Company Stock by the Certificate of Incorporation of Science Applications International Corporation, as amended.

10.4 Mailing of Payments. All payments under the Plan shall be delivered in person or mailed to the last address of the Participant (or, in the case of the death of the Participant to that of any other person entitled to such payments under the terms of the Plan). Each Participant shall be responsible for furnishing the Committee with his or her correct current address and the correct current name and address of his or her Beneficiary.

10.5 Inability to Locate Participant or Beneficiary. In the event that the Committee is unable to locate a Participant or Beneficiary to whom benefits are payable hereunder after mailing a notice to the Participant’s or Beneficiary’s last known address, and such inability lasts for a period of three (3) years, then any remaining benefits payable hereunder shall be forfeited to the Company and no Participant or Beneficiary shall have any right to further benefits from the Plan, even if subsequently located.

10.6 Governing Law. All legal questions pertaining to the Plan shall be determined in accordance with the laws of the State of Delaware, excluding its rules governing conflict of laws. Without limiting Section 10.9, it is intended that this Plan be administered and interpreted in a manner consistent with the applicable requirements of Code Section 409A, and further that the Plan be interpreted in a manner that satisfied the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, so that Awards will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Exchange Act and will not be subject to avoidable liability thereunder.

10.7 Illegality of Particular Provision. If any particular provision of this Plan shall be found to be illegal or unenforceable, such provision shall not affect the other provisions thereof, but the Plan shall be construed in all respect as if such invalid provision were omitted.

10.8 Interpretation. Section headings are for convenient reference only and shall not be deemed to be part of the substance of this instrument or in any way to enlarge or limit the contents of any article or section.

10.9 Tax Effects. The Company makes no representations or warranties as to the tax consequences to a Participant or to a Participant’s Beneficiary from the grant of Awards hereunder or the subsequent receipt of any benefits as a result thereof. Each Participant must rely solely on his or her own tax advisor with respect to the tax consequences arising from the grant of Awards or the receipt of benefits hereunder, or from any other related transaction.

10.10 Receipt or Release. Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Awarding Authority, the Committee and the Company, and the Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.11 Records. The records of the Company with respect to the Plan shall be conclusive on all Participants, Beneficiaries, and all other persons whomsoever.

10.12 Arbitration. Any person disputing a decision of the Committee shall submit such dispute to binding arbitration pursuant to the rules of the American Arbitration Association, to be held in Fairfax County, Commonwealth of Virginia. In any arbitration with respect to a decision or action of the Committee taken before a Change in Control, the losing party in such arbitration proceedings shall bear the costs of arbitration, and each party shall bear its own attorneys’ fees. In any arbitration with respect to a decision or action of the Committee taken after a Change in Control, the Company shall bear the costs of arbitration (other than attorneys’ fees), and the arbitrator may make an award of attorneys’ fees; any such award shall be made according to the then-prevailing standards for judicial awards of attorneys’ fees applicable to civil actions brought under the Employee Retirement Income Security Act of 1974, as amended.

10.13 Recoupment of Awards. Notwithstanding any other provision herein including, but not limited to, Sections 2.2, 7.1, 8.1 and 10.1(b), and notwithstanding any other provisions in any Award agreement with respect to this Plan, Awards granted or paid under this Plan shall be subject to recoupment by the Company pursuant to the Company’s recoupment policy, as amended (the “Recoupment Policy”). Although consent to the Recoupment Policy by a Participant is not a prerequisite to the effectiveness of the Recoupment Policy with respect to the Participant, acceptance of an Award under this Plan shall be deemed to constitute consent by the Participant to the terms and conditions of the Recoupment Policy with respect to such Award and any and all prior Awards granted to the Participant under this Plan. For purposes of clarity, to the extent provided by the Recoupment Policy, a Participant may be required to return certain payments made to the Participant with respect to an Award, and payments that otherwise would have been made to the Participant with respect to an Award may be reduced or entirely eliminated. Such actions may be taken pursuant to the Recoupment Policy without regard to whether such payments and the Participant’s Awards were otherwise vested.